Exhibit 2.2
STOCK EXCHANGE AGREEMENT

This Stock Exchange Agreement (this “Agreement”) is entered into as of April 22, 2021 (the “Effective Date”) by and between Ascend Wellness Holdings, Inc., a Delaware corporation (the “Company”) and AGP Partners LLC (the “Stockholder”).
WHEREAS, immediately prior to entering into this Agreement, the Company converted from a Delaware limited liability company under the name “Ascend Wellness Holdings, LLC” to a Delaware corporation by the filing of a Certificate of Conversion with the Secretary of State of the State of Delaware (the “Conversion”);
WHEREAS, in connection with the Conversion, all of the Stockholder’s units in Ascend Wellness Holdings, LLC were exchanged for shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”);
WHEREAS, the Company wishes to exchange with the Stockholder, and the Stockholder wishes to exchange with Company, an aggregate of 65,000 shares of Class A Common Stock held by the Stockholder, in exchange for the same number of shares of Class B Common Stock, $.001 par value per share, of the Company (the “Class B Common Stock”);
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:
SECTION 1. Exchange of Stock. At 10:02 am Eastern time on the Effective Date (the “Effective Time”), (i) the Stockholder hereby tenders, conveys, transfers and delivers to the Company 65,000 shares of Class A Common Stock (the “Exchange Shares”) and (ii) in exchange therefor, the Company hereby issues to the Stockholder same number of shares of Class B Common Stock (the “Class B Shares”). As of the Effective Time, the Exchange Shares shall be cancelled and returned to treasury.
SECTION 2. Representations and Warranties of the Company. The Company represents and warrants to the Stockholder as follows as of the Effective Time:
2.1    Corporate Organization and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to carry on its business as now conducted and as presently proposed to be conducted (subject to any U.S. federal laws, statutes, and/or regulations as applicable to the production, trafficking, distribution, processing, extraction, sale, etc. of cannabis and cannabis-related substances and products).
2.2    Corporate Power. The Company has all requisite corporate power to execute and deliver this Agreement, to issue the Class B Shares and to carry out and perform its obligations and exercise its rights under this Agreement.
2.3    Authorization. The execution and delivery of this Agreement and the issuance and sale of the Class B Shares by the Company have been duly authorized by all requisite corporate action on the part of the Company. This Agreement, when executed and delivered by the Company, shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors’ rights and laws concerning equitable remedies.
2.4    Valid Issuance. The Class B Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable, subject to restrictions on transfer under this Agreement, the Company’s Certificate of Incorporation, the registration rights agreement to be entered into between the Company and the stockholder, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Stockholder. Assuming the accuracy of the representations of the Stockholder in Section 3 of this Agreement, the Class B Shares will be issued in compliance with all applicable federal and state securities laws. The Class A Shares issuable upon conversion of the Class B Shares have been duly reserved for issuance, and upon issuance in accordance with the terms of Company’s certificate of incorporation, will be validly issued, fully paid and nonassessable, subject to restrictions on transfer under this Agreement, the Company’s Certificate of Incorporation, the registration rights agreement to be entered into between the Company and the stockholder, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Stockholder. Based in part upon the representations of the Stockholder in Section 3 of this Agreement, the Class A Shares issuable upon conversion of the Class B Shares will be issued in compliance with all applicable federal and state securities laws.
2.5    No Conflict. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not result in any violation of or be in conflict with or constitute any default under, with or without the passage of time or giving of notice: (i) the Company’s governing documents, (ii) any agreement or instrument to which the Company is a party or by which it is bound or (iii) any judgment, order, writ, decree, statute, rule or regulation applicable to the Company.

SECTION 3. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to the Company as follows:
3.1    Ownership of Exchange Shares. The Stockholder owns the Exchange Shares free and clear of all liens, claims, security interests or other encumbrances of any kind. No person or entity other than the Stockholder has any rights with respect to the Exchange Shares.
3.2    Authorization. The execution and delivery of this Agreement by the Stockholder has been duly authorized by all requisite action on the part of the Stockholder. This Agreement, when executed and delivered by the Stockholder, shall constitute the valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors’ rights and laws concerning equitable remedies.
3.3    No Conflict. The execution, delivery and performance of this Agreement by the Stockholder and the consummation of the transactions contemplated hereby will not result in any violation of or be in conflict with or constitute any default under, with or without the passage of time or giving of notice: (i) the Stockholder’s governing documents, (ii) any agreement or instrument to which the Stockholder is a party or by which it is bound or (iii) any judgment, order, writ, decree, statute, rule or regulation applicable to the Stockholder.
3.4    Investment. The Stockholder is acquiring the Class B Shares issued to it hereunder for its own account, for investment and not for, with a view to, or in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).
3.5    Unregistered Securities; Legend. The Stockholder understands that the Class B Shares have not been, and will not be, registered under the Securities Act or any state securities laws and that the Class B Shares will be “restricted securities”, as such term is defined under Rule 144 of the Securities Act, and may not be offered, sold, pledged, or otherwise transferred, directly or indirectly, without prior registration under the Securities Act and applicable state securities laws, or pursuant to an exemption from the registration requirements of the Securities Act. The Stockholder further understands that the certificates for the Class B Shares shall bear a legend to such effect, and that appropriate transfer instructions may be issued.
3.6    Status of the Stockholder. The Stockholder has not been formed for the specific purpose of acquiring the Class B Shares pursuant to this Agreement. The Stockholder understands the term “accredited investor” as used in Rule 501(a) Regulation D promulgated under the Securities Act and the Stockholder represents and warrants to the Company that it is an “accredited investor” for purposes of acquiring the Class B Shares issuable hereunder and is receiving the Class B Shares in reliance upon an exemption from the registration requirements under the Securities Act.
3.7    Knowledge and Experience; Economic Risk. The Stockholder has sufficient knowledge and experience in business and financial matters and with respect to investment in securities of privately held companies so as to enable it to analyze and evaluate the merits and risks of the investment contemplated hereby and is capable of protecting its interest in connection with this transaction. The Stockholder is able to bear the economic risk of such investment, including a complete loss of the investment.
3.8    Access to Information. The Stockholder acknowledges that the Stockholder and its representatives have had the opportunity to ask questions and receive answers from officers and representatives of the Company concerning the transactions contemplated by this Agreement, and to obtain any additional information which the Company possess or can acquire that is necessary to verify the accuracy of the information regarding the Company herein set forth or otherwise desired in connection with the its acceptance of the Class B Shares to be issued to it hereunder.

3.9    Rule 144. The Stockholder understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to the Stockholder) promulgated by the Securities and Exchange Commission under the Securities Act depends upon the satisfaction of various conditions, that such exemption is not currently available and that, if applicable, Rule 144 affords the basis for sales only in limited amounts.
3.10    Brokers/Finders. The Stockholder has not employed any broker or finder in connection with the transactions contemplated by this Agreement.
SECTION 4. Miscellaneous.
4.1    Entire Agreement; Effect on Prior Documents. This Agreement contains the entire agreement among the parties with respect to the subject matter contemplated hereby and supersedes all prior negotiations, term sheets, commitments, agreements and understandings among them with respect thereto.
4.2    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to its principles of conflicts of laws.
4.3    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
4.4    Amendments; Waivers. This Agreement may be amended or modified, and the obligations of the Company under the Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only upon the written consent of the Company and the Stockholder.
4.5    Certain Matters of Construction. A reference to a Section shall mean a Section of this Agreement unless otherwise expressly stated. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.
4.6    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement. Any such counterpart may contain one or more signature pages.
[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Exchange Agreement as of the date first written above.

ASCEND WELLNESS HOLDINGS, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have executed this Stock Exchange Agreement as of the date first written above.

STOCKHOLDER AGP Partners LLC By: Brook Farm, LLC, its Managing Member

By:
Name: Abner Kurtin
Title: Authorized Signatory